Exhibit 99.1
FOR IMMEDIATE RELEASE:

DATE: May 28, 2024

Investor Relations	Media Relations
CONTACT: Michael Pici	CONTACT: Lori Lecker
PHONE: 412-790-0792	PHONE: 412-248-8224
michael.pici@kennametal.com	lori.lecker@kennametal.com

Kennametal Statement about Facility Damaged by Arkansas Tornado

PITTSBURGH, May 28, 2024 — Kennametal Inc. (NYSE: KMT) (“the Company”) announced today that its production facility in Rogers, AR, sustained damage early Sunday morning from a tornado that also affected the larger Rogers community. At the time of the storm, the facility was shut down for the holiday weekend and no employees were onsite. The extent of the damage is currently being assessed.
“Our thoughts are with our employees and everyone in the community affected by this storm,” said Sanjay Chowbey, incoming President & CEO of Kennametal Inc. “We are working closely with our local team to assess the damage and provide all necessary support and resources to restore operations as quickly as possible.”
The Company is also making a contribution to the American Red Cross of Arkansas to help support immediate community needs.
The Rogers plant supports the Company’s Infrastructure segment and produces engineered carbide wear components primarily serving the Energy, General Engineering and Earthworks end markets. The facility also produces rods used in the manufacturing of certain round tools for the Company’s Metal Cutting segment. The Company is working diligently to restore production as soon as possible and to minimize shipment delays to customers.

About Kennametal
With over 80 years as an industrial technology leader, Kennametal Inc. delivers productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace and defense, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day approximately 8,700 employees are helping customers in nearly 100 countries stay competitive. Kennametal generated $2.1 billion in revenues in fiscal 2023. Learn more at www.kennametal.com. Follow @Kennametal: Instagram, Facebook, LinkedIn and YouTube.
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